Exhibit 10.1

June 19, 2012

Expedition Holding Company, Inc.

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the undersigned (the “Equity Providers”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Expedition Holding Company, Inc., a Delaware corporation (“Parent”) in exchange for the equity of Parent described in Section 1 below. It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, including Amendment No. 1 to the Agreement and Plan of Merger dated June 19, 2012, the “Merger Agreement”), dated as March 8, 2012, by and among Quest Software, Inc. (the “Company”), Parent and Expedition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. The parties hereto acknowledge and agree that, as an integral part of the Merger, (i) the transfer by the Equity Providers of Company Common Stock to Parent in exchange for stock of Parent, pursuant to the terms of this Agreement, and (ii) the transfer by the Sponsors (as defined below) of cash to Parent in exchange for stock of Parent, pursuant to the terms of the Equity Funding Letter, are collectively intended to qualify as transfers within the meaning of Section 351(a) of the Code. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Equity Commitment. Each Equity Provider hereby commits (its “Equity Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Parent immediately prior to the Effective Time, following the funding of $120 million (the “Initial Equity Contribution”) from the proceeds of the Equity Financing in consideration for the sale by the Equity Providers to Parent of a number of shares of Company Common Stock owned by the Equity Providers equal to the Initial Equity Contribution divided by the Merger Consideration, and following the repayment of each Existing Loan (as defined in the Transaction Support Agreement) with the proceeds of the Initial Equity Contribution and the release by the lenders under each such Existing Loan of all applicable Liens on such Rollover Contribution Shares existing pursuant to the Existing Loan, all of the shares of Company Common Stock set forth beside his or its name on Schedule A hereto, unless otherwise noted therein (the aggregate amount of such Company Common Stock, the “Rollover Contribution Shares”) in exchange for the amount of Class A Common Stock, par value $0.01 per share, of Parent (the “Class A Common Stock”) set forth on Schedule B attached hereto. The Class A Common Stock shall be issued in accordance with and subject to the terms and conditions set forth in that certain Stockholders Agreement to be entered into on the Closing Date by and among Parent, Sponsors, the Equity Providers and certain other investors specified therein (the “Stockholders Agreement”), in substantially the form attached to the Transaction Support Agreement (as defined below). The capital stock of the Parent issuable to the Equity Providers and each other party providing Equity Financing shall be in the amounts set forth on Schedule B attached hereto and shall reflect that the Sponsors have a lower effective cost per share than the Equity Providers. Each Equity Provider hereby agrees that he or it shall use reasonable efforts to ensure that no portion of the Rollover Contribution Shares shall be transferred or otherwise disposed prior to the Closing other than pursuant to an Excluded Transfer (as defined in the Transaction Support Agreement), including, without limitation, pursuant to any foreclosure with respect to any Rollover Contribution Shares that are pledged as collateral to secure indebtedness of any Equity Provider; provided, that no Equity Provider shall, in connection with such reasonable efforts, be required to refinance such indebtedness on terms that (i) are materially less favorable to such Equity Provider or (ii) require any such Equity Provider to post any collateral other than Rollover Contribution Shares or incur any expense (other than any expense that is reasonable or customary for the refinancing of a loan of this type) to consummate such refinancing.

2. Option and RSU Commitment. Each Equity Provider hereby acknowledges and agrees that immediately prior to the Effective Time, (i) each of the Options and Restricted Stock Units set forth beside his or its name on Schedule A hereto (such Options and Restricted Stock Units, the “Rollover Equity Awards”) will be exchanged for a stock option (a “Parent Option”) or restricted stock unit (a “Parent RSU” and, together with the Parent Options, the “Parent Equity Awards”), as applicable, pursuant to and subject to the terms provided herein, in the Stockholders Agreement and in Parent’s stock incentive plan (such plan to be adopted prior to the Effective Time with such customary terms and conditions appropriate for a private company as are mutually agreed upon by each Equity Provider and Parent, and as amended from time to time in accordance with the provisions thereof, the “Plan”), with respect to the number of shares of equity of Parent as set forth on Schedule A hereto and, if applicable, with an exercise price per share of equity of Parent as set forth on Schedule A hereto, in each case subject to adjustment pursuant to the Plan in respect of transactions occurring after the Effective Time (its “Equity Award Commitment” and, together with the Equity Commitment, the “Commitments”), and (ii) any Options and Restricted Stock Units not otherwise set forth on Schedule A hereto shall be cancelled as of the Effective Time without payment therefor and have no further force or effect. The exchange of an Option for a Parent Option is intended to qualify as an option substitution under Treas. Reg. §1.409A-1(b)(5)(v)(D) and will be construed accordingly. Without limiting the foregoing, (i) the Parent Equity Awards will, to the extent not vested as of the Effective Time, continue to vest in accordance with the vesting schedule set forth in the corresponding Rollover Equity Award; (ii) the Parent Options will expire not later than the latest date on which the corresponding Option would have expired; (iii) the Parent Options will remain subject to the post-termination provisions applicable to the corresponding Option; and (iv) the Parent Equity Awards will be governed in all respects by the terms of the corresponding Option and Restricted Stock Unit, except for (A) the number and type of shares of equity of Parent subject to the Parent Option, (B) the exercise price of the Parent Option, (C) the provisions of the Plan applicable to governance, amendment, termination, administration, interpretation, transfer restrictions, drag along rights, voting proxies and similar matters, to the extent not inconsistent with the terms of the Stockholders Agreement, and (D) all other provisions of the Plan that as applied to the Parent Option would not be treated as inconsistent with satisfaction of the requirements of Treas. Reg. §1.409A-1(b)(5)(v)(D). The Equity Provider acknowledges and agrees that the provisions of Section 2 of the Merger Agreement shall not apply to the Rollover Equity Awards and that the consummation of the Merger in accordance with the terms of the Merger Agreement will not result in any accelerated vesting of the Rollover Equity Awards.

3. Conditions. The Commitments shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), as determined by Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VII, L.P., Insight Venture Partners Coinvestment Fund II, L.P. (collectively, “Insight”), Vector Capital IV, L.P. (“Vector” and, together with Insight, the “Sponsors”), or as determined by a court enforcing a Sponsors’ or the Equity Providers’ equity commitments in a proceeding in accordance with Section 8.8 of the Merger Agreement, (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and the Rollover Investment is made at Closing, (iv) the substantially simultaneous closing of the contributions contemplated by each of the Equity Funding Letters (subject only to the funding of the Debt Financing and the receipt of the Rollover Investment at Closing), (v) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) the funding of the Initial Equity Contribution in accordance with the terms of the Financing Letters, and (vii) the Amended and Restated Transaction Support Agreement, dated as of the date hereof, by and among Sponsors, the Equity Providers, Parent and Merger Sub (the “Transaction Support Agreement”) has not been terminated due to the occurrence of a Consent Triggering Event (as defined in the Transaction Support Agreement).

4. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Sponsors and the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary hereof and shall have the right directly to enforce specifically the terms and provisions of this Agreement against the Equity Providers in accordance with the terms of this Agreement and the Merger Agreement.

5. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of Insight (upon consultation with and concurrence by Vector), (ii) the Company pursuant to the Company’s right to seek specific performance of the Parent’s obligation to enforce each of the Equity Providers’ obligation to fund the Commitments in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 8.8 of the Merger Agreement and those set forth herein or (iii) the Company directly seeking specific performance of each Equity Provider’s obligation to fund its Commitments under the circumstances and only under the circumstances in which the Company would be permitted by Section 8.8 of the Merger Agreement to obtain specific performance requiring Parent to enforce each Equity Provider’s obligation to fund its Commitments. Each Equity Provider agrees that irreparable damage may occur in the event that any covenant, obligation or agreement set forth in this Agreement were not performed by him or it in accordance with its specific terms or were otherwise breached. Each Equity Provider agrees that, in the event of any breach or threatened breach by it or him of any covenant, obligation or agreement contained in this Agreement, such failure to perform or breach will cause Parent and/or the Company to sustain damages for which they would not have an adequate remedy at law for money damages, and thus Parent and/or the Company shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or agreement and (b) an injunction restraining such breach or threatened breach. Each Equity Provider further agrees that neither Parent nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5, and each Equity Provider irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified (including termination by mutual consent of the parties hereto) without the prior written consent of Parent, the Equity Providers, the Sponsors and the Company. Together with the Transaction Support Agreement and the Guaranty, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Equity Providers or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby or thereby, including, but not limited to, that certain letter agreement dated March 8, 2012, by and among the Equity Providers and Parent. No transfer of any rights or obligations hereunder (including with respect to the contribution, transfer and delivery of the Rollover Contribution Shares and Rollover Equity Awards) shall be permitted without the consent of Parent, the Equity Providers and the Company. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by any Equity Provider, Parent, any Sponsor or the Company except with the prior written consent of each of the parties hereto in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger provided, that the disclosing Equity Provider or the Company, as applicable, will, to the extent not prohibited by applicable Law, provide Parent an opportunity to review such required disclosure in advance of such public disclosure being made), (ii) to an Equity Provider’s, Parent’s or the Company’s Affiliates and Representatives who may need to know of the existence of this Agreement, (iii) to the extent that the information is already publicly available other than as a result of a breach of this Agreement by the Equity Provider, the Company or any other Person or (iv) pursuant to any litigation relating to the Merger Agreement or the transactions contemplated thereby.

10. Termination. The obligation of the Equity Providers under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged) and (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clauses (ii) or (iii) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Equity Providers of any obligations finally determined or agreed to be owed by the Equity Providers, consistent with the terms hereof).

11. No Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Parent (or any successor or assign of Parent) without the Equity Providers’ and the Company’s prior written consent, which consent may be withheld for any or no reason, and no such consent in a given instance shall constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitments in contravention of this Section 11 shall be void.

12. Representations and Warranties of each Equity Provider. Each Equity Provider hereby represents and warrants with respect to itself to Parent that (a) if such Equity Provider is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) if such Equity Provider is a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it or him and constitutes a valid and legally binding obligation of it or him, enforceable against it or him in accordance with the terms of this Agreement; (d) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of such Equity Provider, (ii) violate any applicable Law or judgment applicable to it or him, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which such Equity Provider is a party; (e) it or he had access to all of the information they required in order to evaluate its investment in Parent; (f) it or he is an “accredited investor” within the meaning of Rule 501 under the United States Securities Act of 1933, as amended (the “1933 Act”), as amended, including by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (g) it or he is acquiring the equity of Parent described in Section 1 for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof; and (h) it or he understands that the shares of Parent have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, that Parent has no obligation or intention to register such shares under the 1933 Act or United States state securities laws, or to permit sales pursuant to Regulation A under the 1933 Act; and that it or he must therefore bear the economic risk of holding shares in the Company for an indefinite period of time.

13. Representations and Warranties of Parent. Parent hereby represents and warrants with respect to itself to each Equity Provider, as of the date hereof and again on the Closing Date, that (a) Parent has all corporate and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by Parent has been duly and validly authorized and approved by all necessary corporate organizational action and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with the terms of this Agreement; (c) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of Parent, (ii) violate any applicable Law or judgment applicable to Parent, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which Parent is a party (including the Merger Agreement, the Transaction Support Agreement or any other document or agreement referenced herein or therein); (d) each of the Merger Agreement, the Transaction Support Agreement, the Debt Commitment Letter and the Equity

Funding Letters are in full force and effect, and Parent is not in breach of any provision thereof; (e) the Equity Funding Letters includes an amount sufficient to fund the Initial Equity Contribution substantially simultaneously with the Closing; and (f) Parent has been authorized to, and has committed to enter into the Stockholders Agreement effective upon the Closing Date.

[signature page follows]

EQUITY PROVIDERS:

/s/ Vincent Smith
Vincent Smith

Vincent C. Smith Annuity Trust 2010-1

By:	/s/ Vincent Smith
Name: Vincent Smith
Title: Trustee

Vincent C. Smith Annuity Trust 2010-2

By:	/s/ Vincent Smith
Name: Vincent Smith
Title: Trustee

Vincent C. Smith Annuity Trust 2011-1

By:	/s/ Vincent Smith
Name: Vincent Smith
Title: Trustee

Teach A Man to Fish Foundation

By:	/s/ Vincent Smith
Name: Vincent Smith
Title: President

[Signature Page to Rollover Commitment Letter]

Agreed to and accepted:

EXPEDITION HOLDING COMPANY, INC.

By:	/s/ Michael Triplett
Name:	Michael Triplett
Title:	President

[Signature Page to Rollover Commitment Letter]